Rule 424(b)(3)
                                             Registration No. 333-26211


PRICING SUPPLEMENT NO. 18           TO PROSPECTUS DATED JUNE 27, 1997



                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from 9 months to 30 years from date of issue Issue)

Designation:  Floating Rate         Original Issue Date:
 Medium-Term Notes Due              September 23, 1997
 October 23, 1998


Principal Amount:  $100,000,000     Maturity Date:
                                    October 23, 1998

Issue Price (as a percentage of    Regular Record Dates:
 Principal Amount):  100.00%        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date.
Interest Rate Base: Prime Rate
(Prime Rate Index source Fed H.15
set in the FederaL Reserve Board
H.15 (519) captioned "Bank Prime
Loan")


Interest Rate Base: Prime Rate     Interest Determination Dates:

Spread: Minus 289.5 basis points    The Business Day next preceding each
                                    relevant Interest Reset Date and the
                                    Original Issue Date.

Initial Interest Rate: The Prime   Interest Reset Dates:
Rate minus a spread of 289.5        Each Business Day commencing
basis points, calculated as if      September 23, 1997
the Original Issue Date were an
Interest Reset Date.


Commission or discount (as a       Interest Reset Period:
 percentage of Principal            Daily, commencing with and including
 Amount): 0%                        each Interest Reset Date, to, but
                                    excluding, the immediately following
                                    Interest Reset Date (or any such daily
                                    period after the Maturity Date)

Interest Payment Dates:
January 23, 1998, April 23, 1998
July 23, 1998 and at maturity.


Redemption Provision: N/A          CUSIP: 449 22L 4N3




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset
Dates specified above.  The interest rate in effect from the Original
Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per anum on the Notes for each Interest Reset Period will be determined as the Prime Rate minus a spread of 289.5 basis points.


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.




                           PLAN OF DISTRIBUTION

The Notes will be sold to Credit Suisse First Boston for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  September 18, 1997